Exhibit 99.1

China Natural Gas Announces Exclusive Agreement
 with Xi’an Baqiao Science and Technology
Industrial Park

Wednesday February 18, 2009, 9:00 am EST

NEW YORK, Feb. 18 /PRNewswire-FirstCall/ -- China Natural Gas, Inc. (OTC Bulletin Board: CHNG - News), one of the leading providers of compressed natural gas (CNG) for vehicular fuel and pipeline natural gas for industrial, commercial and residential use in Xi'an, China, announced today that it has entered into an agreement with the management committee of Xi'an Baqiao Science and Technology Industrial Park (the "Park") to be the exclusive provider of natural gas services for the Park's Petrochemical Zone. Under this agreement, China Natural Gas, Inc. will be responsible for the installation and construction of the natural gas delivery systems for the Petrochemical Zone and will commence delivery of natural gas in the third quarter of 2009. The Company will also build a CNG station in the Petrochemical Zone, bringing the number of stations operated by the Company to 36.

Xi'an Baqiao Science and Technology Industrial Park, located in the east of Xi'an and covering an area of 9 square kilometers (3.5 square miles), is a transportation hub for Xi'an to connect with eastern China. It is a provincial-level development project approved by the government of Shaanxi province in 2002, and many large industrial companies have established their presence in the Petrochemical Zone in the Park since, including Shaanxi Yanchang Petroleum Group and Shaanxi Wuzhou Mining Co. Ltd.

Mr. Qinan Ji, CEO and Chairman of the Board of China Natural Gas, Inc., stated that "We are pleased to be the exclusive provider of natural gas services to the industrial customers in the Park's Petrochemical Zone. This again demonstrates our leading position in Shaanxi province. With a potential addition of four large industrial customers, we estimate the initial demand could reach 20 million cubic meters in the third and fourth quarters of 2009, generating an additional revenue of approximately $6 million."

About China Natural Gas, Inc.

China Natural Gas, Inc., ("CHNG"), is the first China-based natural gas retailing company publicly traded in the U.S. It currently owns and operates a network of CNG retail filling stations as well as a 120 kilometer long compressed natural gas pipeline in Xi'an, China. Xi'an is a fast growing Chinese city supported by a population of 8.5 million and is the "gateway" to the broad Western regions of China. CHNG currently retails natural gas at company-owned filling stations, delivers natural gas services to residential, commercial and industrial customers, and converts gasoline-fueled vehicles to hybrid (natural gas/gasoline) powered vehicles. Currently it is estimated that there are 5,000 buses and 20,000 taxis using CNG in Xi'an.

This press release may contain forward-looking statements. These statements are based on the current expectations or beliefs of China Natural Gas, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the progress of construction and development activities, fluctuation of natural gas prices, the availability of natural gas supplies, changes in governmental regulations and/or economic policies.